Agreement of purchase and sale

BETWEEN

421370 ONTARIO INC. and Lock & Walk Inc.

– and –

SST II ACQUISITIONS, LLC

52485223\10

Page

Article 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Certain Rules of Interpretation	9
1.3 Governing Law	9
1.4 Entire Agreement	9
1.5 Schedules	10
Article 2 Purchase and Sale	10
2.1 Agreement of Purchase and Sale	10
2.2 Deliveries by Sellers	10
2.3 Access	11
2.4 Buyer’s Due Diligence Condition	12
2.5 Confidentiality	13
2.6 Privileged Communications	14
2.7 Title	14
2.8 Termination of Arrangement between 421370 and Lock & Walk	14
2.9 Existing Contracts and New Contracts	15
2.10 Storage Units	15
Article 3 Purchase Price	15
3.1 Deposit	15
3.2 Method of Payment of Purchase Price	16
3.3 Adjustments	17
3.4 Tenant Receivables	18
3.5 Allocation of Purchase Price	18
3.6 Taxes	19
Article 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS	19
4.1 Corporate Existence of Sellers	20
4.2 Capacity to Enter Agreement	20
4.3 Binding Obligation	20
4.4 No Other Agreements to Purchase	20
4.5 Residence of Seller	20
4.6 Consents and Approvals	20
4.7 Real Property	20
4.8 Existing Contracts	21
4.9 Employees and Employment Contracts	21
4.10 Litigation	21
4.11 HST Registration	22
4.12 Competition Act	22
Article 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER	22
5.1 Corporate Existence of Buyer	22

-i-

(continued)

Page

5.2 Capacity to Enter Agreement	22
5.3 Binding Obligation	22
5.4 Regulatory Approvals	22
5.5 HST Registration	23
Article 6 Closing arrangements	23
6.1 Closing	23
6.2 Closing Procedures	23
6.3 Sellers’ Closing Documents	23
6.4 Buyer’s Closing Documents	24
6.5 Forms of Closing Documents	25
6.6 Updating of Schedules	25
6.7 Survival of Representations	25
6.8 “As Is” Purchase	25
Article 7 Employees	26
7.1 Offer of Employment	26
Article 8 operation until closing	27
8.1 Operation Before Closing	27
8.2 Damage or Expropriation Before Closing	27
8.3 Non-Assignable Rights	28
Article 9 CLOSING CONDITIONS	29
9.1 Closing Conditions for the Benefit of the Buyer	29
9.2 Waiver or Termination by the Buyer	30
9.3 Closing Conditions for the Benefit of the Sellers	30
9.4 Non‑Satisfaction of Conditions	30
9.5 Efforts to Satisfy Conditions	30
9.6 Waiver or Termination by the Sellers	31
Article 10 GENERAL	31
10.1 Time of Essence	31
10.2 Notices	31
10.3 Severability	33
10.4 Submission to Jurisdiction	33
10.5 Amendment and Waiver	33
10.6 Further Assurances	33
10.7 Assignment	34
10.8 Creation and Use of Electronic Document	34
10.9 Electronic Signatures and Delivery	34
10.10 Counterparts	34
10.11 Costs and Expenses	34
10.12 Survival	35

-ii-

(continued)

Page

10.13 Successors and Assigns	35
10.14 Effect of Termination of Agreement	35
10.15 No Registration of Agreement	35
10.16 Electronic Registration	35
10.17 Cooperation with Buyer’s Auditors and SEC Filing Requirements.	36
10.18 Solicitors as Agents and Tender	37
10.19 Planning Act	37
10.20 Real Estate Broker and Real Estate Commissions	37
10.21 Payment and Currency	38
10.22 No Contra Proferentem	38
10.23 Sellers – Joint and Several	38
10.24 Acknowledgement	38

-iii-

Asset PURCHASE AGREEMENT

THIS AGREEMENT is dated as of August 5, 2022 (the “Execution Date”)

BETWEEN:

421370 ONTARIO INC. and lock & walk inc.

(together, the “Sellers”)

- and –

SST II ACQUISITIONS, LLC

(the “Buyer”)

CONTEXT:

A. 421370 Ontario Inc. (“421370”) is the owner of the Owned Lands and Buildings (each as defined below);

B. Lock & Walk Inc. (“Lock & Walk”) operates a storage rental business from the Owned Lands and Buildings; and

C. The Sellers wish to sell, and the Buyer wishes to purchase the Purchased Assets (as defined below), and the Sellers and the Buyer have agreed to enter into this agreement to set forth the terms for same.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1 Definitions

In this Agreement (including the Context section above), in addition to terms defined elsewhere in this Agreement the following terms have the following meanings:

1.1.1 “Adjustments” means the adjustments to the Purchase Price provided for and determined pursuant to Section 3.3.

1.1.2 “Agreement” means this agreement, including all Schedules, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.3 “Applicable Laws” means all federal, provincial, municipal and local statutes, laws, by‑laws, regulations, orders, directives and decisions of Governmental Authorities having jurisdiction (in each case having the force of law).

1.1.4 “Assignment and Assumption of Contracts” means an assignment by Lock & Walk of all right, title and interest in and under the Existing Contracts and the New Contracts to be assumed by the Buyer in accordance with Section 2.9, and all covenants, guarantees and indemnities thereunder, and an assumption by the Buyer of all liabilities, covenants and obligations of same, together with a full indemnity from Lock & Walk for pre-Closing matters and a full indemnity from the Buyer for post-Closing matters.

1.1.5 “Assignment and Assumption of Leases” means an assignment by Lock & Walk of all right, title and interest in and under the Existing Leases and the New Leases that are entered into by or on behalf of the Sellers in accordance with the provisions of Section 8.1, and all covenants, guarantees and indemnities thereunder, and an assumption by the Buyer of all liabilities, covenants and obligations of same, together with a full indemnity from Lock & Walk only for pre-Closing matters and a full indemnity from the Buyer for post-Closing matters.

1.1.6 “Assignment and Assumption of Permitted Encumbrances” means an assignment by the Sellers of all right, title and interest in and under the Permitted Encumbrances and all covenants, guarantees and indemnities thereunder, and an assumption by the Buyer of all liabilities, covenants and obligations of same, together with a full indemnity from the Sellers only for pre-Closing matters and a full indemnity from the Buyer for post-Closing matters.

1.1.7 “Balance” has the meaning ascribed thereto in Subsection 3.2 b).

1.1.8 “Buildings” means all of the right, title and interest of 421370 in all plants, buildings, structures, erections, improvements, fixtures and appurtenances situated on or forming part of any of the Owned Lands.

1.1.9 “Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Ontario, and also excluding any day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours.

1.1.10 “Business Management Agreement” means the Business Management Agreement between Lock & Walk Inc. and CAN STOR Management Inc. dated as of January 1, 2015.

1.1.11 “Buyer’s Closing Documents” has the meaning set forth in Section 6.4.

1.1.12 “Buyer’s Solicitors” means Norton Rose Fulbright Canada LLP or such firm or firms of solicitors as are appointed by the Buyer from time to time and Notice of which is provided to the Sellers or the Sellers’ Solicitor.

1.1.13 “Chattels” means any chattels, furniture, furnishings, equipment, computers, software and machinery located on the Owned Lands on the Closing Date owned by the Sellers and used exclusively in the maintenance, repair or operation of the Owned Lands and Buildings.

1.1.14 “Claims” means any claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a substantial indemnity basis, interest, demands and actions of any nature or any kind whatsoever.

1.1.15 “Closing” means the completion of the sale to, and purchase by, the Buyer of the Purchased Assets pursuant to this Agreement including the payment of the Purchase Price and the delivery of the Closing Documents.

1.1.16 “Closing Date” means that day that is the later of: (a) thirty (30) days following the delivery by Buyer to Sellers of the Waiver Notice pursuant to Section 2.4.2 of this Agreement; and (b) upon the termination of the Business Management Agreement, or any other date that the

Parties may agree is the date upon which the Closing will take place. Provided that, notwithstanding the foregoing, if such date falls on either: (i) a day that is not immediately preceded by a Business Day, or (ii) a Friday, the Closing Date shall be on the first Business Day after such date that is immediately preceded by a Business Day.

1.1.17 “Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.18 “Competition Act” means the Competition Act (Canada).

1.1.19 “Confidential Information” has the meaning set out in Section 2.5.1.

1.1.20 “Confidentiality Agreement” means any confidentiality agreement entered into by the Buyer in favor of the Sellers, the Property Manager and/or the Sellers’ Real Estate Broker relating to any Purchased Assets, this Transaction and/or the Confidential Information, as amended or supplemented in writing.

1.1.21 “Corporate Certificate re: Buyer” means a corporate certificate by the Buyer confirming that all of the representations and warranties of the Buyer set out herein are true and accurate in all material respects as of the Closing Date, in the form to be agreed upon by the Sellers and the Buyer each acting reasonably.

1.1.22 “Corporate Certificate re: Sellers” means a corporate certificate by the Sellers confirming that all of the representations and warranties of the Sellers set out herein are true and accurate in all material respects as of the Closing Date, in the form to be agreed upon by the Sellers and the Buyer each acting reasonably, provided that if a representation or warranty is herein stated to be made as of a specified date or time, the certificate shall be subject to the same limitation.

1.1.23 “Deposit” is defined in Section 3.1.2.

1.1.24 “Disclosed to the Buyer” means information which is contained in the Disclosure Schedule or made available to the Buyer in accordance with Section 2.2 of this Agreement.

1.1.25 “Disclosure Schedule” is defined at Article 4.

1.1.26 “Due Diligence” has the meaning ascribed thereto in Subsection 2.4.1.

1.1.27 “Due Diligence Date” means the day that is ten (10) days following delivery by the Sellers to the Buyer of all deliverables as more particularly set out in Section 2.2 of this Agreement.

1.1.28 “Employees” means all personnel employed, engaged or retained by Lock & Walk in connection with the business operated on the Owned Lands, including any that are on medical or long-term disability leave or other statutory or authorized leave of absence.

1.1.29 “Encumbrances” means (i) all mortgages, pledges, charges, liens, debentures, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein, and (ii) any agreement, option, lease, sublease, licence, easement, right-of-way, servitude, right to use, restriction, restrictive covenant, by-law, regulation, ordinance, encroachment, title defect or irregularity, adverse claim, right or registration that creates, evidences or otherwise gives notice of an interest or right in or to, or that restricts or otherwise affects title to or the use of property.

1.1.30 “ETA” means Part IX of the Excise Tax Act (Canada).

1.1.31 “Existing Contracts” means all agreements, contracts, licenses, undertakings, engagements or commitments of any nature to which the Sellers or the Property Manager is bound relating to the construction, ownership, development, operation, maintenance, repair, management, cleaning, security, fire protection, servicing or other aspect of the Owned Lands and Buildings, and includes all contracts and/or agreements with the Property Manager as well as the agreement between the Lock & Walk and the Property Manager.

1.1.32 “Existing Leases” means those Leases in existence on the Execution Date listed in the Disclosure Schedule attached hereto.

1.1.33 “Expert Opinion” has the meaning ascribed thereto in Subsection 8.2.1.1.

1.1.34 “Final Adjustment Date” has the meaning ascribed thereto in Subsection 3.3.4.

1.1.35 “First Deposit” has the meaning ascribed thereto in Subsection 3.1.1.

1.1.36 “421370” has the meaning ascribed thereto in the Context section;

1.1.37 “Governmental Authority” means:

1.1.37.1 any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.37.2 any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.38 “HST” means the harmonized sales tax and goods and services tax imposed under the ETA.

1.1.39 “HST Declaration and Indemnity” means the HST declaration and indemnity attached as Schedule B hereto.

1.1.40 “Intangible Property” means the Sellers’ legal and beneficial interest to the following intangible property, where and to the extent such intangible property pertains solely to the ownership and occupancy of the Owned Lands and Building and the operation of the business being conducted thereon: (i) all “yellow page” advertisements; (ii) all transferable telephone exchange numbers including the telephone numbers and facsimile numbers; (iii) all trademarks, websites, marketing and promotional materials, domain names, URL’s, blogs and social network pages, and (iv) the name “Storage Barn”.

1.1.41 “Interim Period” means the period of time from and after the receipt by the Sellers from the Buyer of the Waiver Notice, until the Closing.

1.1.42 “ITA” means the Income Tax Act (Canada).

1.1.43 “Knowledge of the Seller” means the actual knowledge (and not constructive, implied or imputed knowledge) of Susan Greer.

1.1.44 “Leases” means the Existing lease and New Leases, together with all security, guarantees and indemnities of any Tenant’s obligations thereunder, in each case, as amended, extended, assigned, renewed or otherwise modified to the date of this Agreement, and which for greater certainty, specifically excludes any leasing, occupancy or other arrangement between 421370 and Lock & Walk in respect of the Owned Lands and Buildings.

1.1.45 “Lock & Walk” has the meaning ascribed thereto in the Context section;

1.1.46 “Loss” means any actual direct loss, damage, cost or expense, excluding loss of profits (whether as direct or indirect damages) and excluding indirect, special, consequential, punitive and exemplary damages.

1.1.47 “New Contracts” means: (i) all executed agreements, contracts, licenses, undertakings, engagements or commitments of any nature (other than the Existing Leases, New Leases, Warranties or Permitted Encumbrances) and all guarantees, indemnities or other collateral agreements relating thereto which either of the Sellers or the Property Manager is bound relating to the construction, ownership, development, operation, maintenance, repair, management, cleaning, security, fire protection, servicing or other aspect of the Owned Lands, and includes all contracts and/or agreements with the Property Manager, in each case entered into at any time during the Interim Period in accordance with the provisions of Section 8.1; and (ii) any modifications, renewals or extensions of Leases in existence as of the date of this Agreement, entered into at any time during the Interim Period in accordance with the provisions of Section 8.1. “New Contract” means any one of the New Contracts.

1.1.48 “New Leases” means: (i) all executed offers to lease, agreements to lease, leases, renewals of leases, tenancy agreements, rights of occupation, licenses or other occupancy agreements and all guarantees, indemnities or other collateral agreements relating thereto granted by or on behalf of Lock & Walk to possess or occupy storage space within the Owned Lands and Buildings or any part thereof in each case entered into at any time during the Interim Period in accordance with the provisions of Section 8.1; and (ii) any modifications, renewals or extensions of Existing Leases entered into at any time during the Interim Period in accordance with the provisions of Section 8.1. “New Lease” means any one of the New Leases.

1.1.49 “Non-Assignable Rights” has the meaning set out in Section 8.3.

1.1.50 “Owned Lands” means all of the lands and premises owned by 421370 as legally described in the Disclosure Schedule.

1.1.51 “Parties” means the Sellers and the Buyer, collectively, and “Party” means either of them.

1.1.52 “Permitted Encumbrances” means:

1.1.52.1 unregistered liens for municipal Taxes, assessments or similar charges incurred by the Seller in the ordinary course of business or for electricity, power, gas, water and other services and utilities (including levies or imposts for sewers and other municipal utility services) that are not yet due and payable or, if due and payable, are to be adjusted between the Seller and the Buyer on Closing;

1.1.52.2 undetermined or inchoate mechanic’s, construction and carrier’s liens and other similar liens arising by operation of law or statute in the ordinary course of business for obligations which are not delinquent and will be paid or discharged in the ordinary course of business;

1.1.52.3 unregistered Encumbrances of any nature claimed or held by Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Owned Lands are located, or by any Governmental Authority under any Applicable Law, except for unregistered liens for unpaid realty Taxes, assessments and public utilities and as otherwise provided in Section 1.1.52.1 above;

1.1.52.4 subdivision agreements, site plan control agreements, development agreements (including amendments thereto or assumptions thereof), servicing agreements, utility agreements, facility cost sharing or similar agreements with Governmental Authorities or entities delivering, transmitting or supplying utilities that do not materially impair the present use or operation of the Owned Lands and Buildings, provided the same have been complied with or if not complied with, that any non-compliance does not materially impair the value, use or operation of the Owned Lands and Buildings;

1.1.52.5 restrictive covenants, private deed restrictions, and other similar land use control agreements that do not materially impair the present use or operation of the Owned Lands and Buildings, provided the same have been complied with or if not complied with, that any non-compliance does not materially impair the value, use or operation of the Owned Lands and Buildings;

1.1.52.6 minor encroachments by the Buildings over neighbouring lands and minor encroachments over the Owned Lands by improvements of neighbouring landowners that in either case do not materially impair the present use or operation of the Owned Lands and Buildings;

1.1.52.7 the exceptions and qualifications contained in the Land Titles Act (Ontario);

1.1.52.8 title defects zoning or code non compliance issues, irregularities, easements, servitudes, encroachments, rights of way or other discrepancies in title or possession which are of a minor nature and do not materially impair the value or use of any of the Owned Lands;

1.1.52.9 any right of expropriation conferred upon, reserved to or vested in Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Owned Lands are located, or by any Governmental Authority under any Applicable Law;

1.1.52.10 zoning restrictions, easements and rights of way or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially impair the value or use of any of the Owned Lands;

1.1.52.11 Encumbrances created by others upon other lands over which there are easements, rights-of-way, licences or other rights of user in favour of the Owned Lands and which do not materially impede the use of the easements, rights-of-way, licences or other rights of user for the purposes for which they are held;

1.1.52.12 any Encumbrance which the Buyer has expressly agreed to assume or accept pursuant to this Agreement, or caused by the Buyer;

1.1.52.13 the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from the Crown and statutory exceptions to title;

1.1.52.14 the provisions of all Applicable Laws including, by laws, regulations, and similar instruments relating to development and zoning such as, airport zoning regulations, use, development and building by laws and ordinances and other restrictions as to the use of the Property, provided the same have been complied with or if not complied with, that any non-compliance does not materially impair the value or operation of the Property;

1.1.52.15 any matters disclosed by any survey delivered to the Buyer, including, any discrepancies, defects or encroachments which are disclosed by the existing survey or which might be disclosed by an up to date survey and the encroachments specifically provided for in the legal descriptions of the Property;

1.1.52.16 the Leases;

1.1.52.17 those instruments registered on title to the Owned Lands and described in the Disclosure Schedule; and

1.1.53 “Person” will be broadly interpreted and includes:

1.1.53.1 a natural person, whether acting in their own capacity, or in their capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.53.2 a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.53.3 a Governmental Authority.

1.1.54 “Post Closing Adjustments” has the meaning ascribed thereto in Subsection 3.3.4.

1.1.55 “Privileged Communications” is defined in Section 2.2.

1.1.56 “Property Management Office” means the office of the Property Manager identified by the Seller.

1.1.57 “Property Manager” means CAN STOR Management Inc., currently retained by Lock & Walk to manage, operate, supervise or lease the Owned Lands and Buildings.

1.1.58 “Purchase Price” means Thirty Five Million and Five Hundred Thousand Dollars ($35,500,00.00) in lawful money of Canada.

1.1.59 “Purchased Assets” means all of the rights, assets, privileges, benefits and property of whatever nature or kind owned, or used by the Sellers in and to the following:

1.1.59.1 Buildings;

1.1.59.2 Chattels owned by the Sellers;

1.1.59.3 Existing Contracts and New Contracts;

1.1.59.4 Owned Lands;

1.1.59.5 Existing Leases and New Leases; and

1.1.59.6 Intangible Property.

1.1.60 “Revised Schedules” is defined in Section 6.6.

1.1.61 “Second Deposit” has the meaning ascribed thereto in Subsection 3.1.2.

1.1.62 “Seller” means 421370 when referenced with respect to any matter relating to or in connection with the Owned Lands or Buildings and means Lock & Walk when referenced with respect to any matter relating to or in connection with the Existing Contracts, New Contracts, Existing Leases and New Leases.

1.1.63 “Sellers’ Closing Documents” has the meaning set forth in Section 6.3.

1.1.64 “Sellers’ Real Estate Broker” means RBC Capital Markets Realty Inc.

1.1.65 “Sellers’ Solicitors” means Gowling WLG (Canada) LLP or such other firm or firms of solicitors as are appointed by the Sellers from time to time and Notice of which is provided to the Buyer or the Buyer’s Solicitor.

1.1.66 “Statement of Adjustments” has the meaning ascribed thereto in Subsection 3.3.2.

1.1.67 “Substantial Damage” has the meaning ascribed thereto in Subsection 8.2.1.1.

1.1.68 “Substantial Expropriation” has the meaning ascribed thereto in Subsection 8.2.3.1.

1.1.69 “Survival Period” has the meaning ascribed thereto in Subsection 6.7.

1.1.70 “Tenants” means all Persons having a right to use or occupy any part of the Owned Lands and Buildings pursuant to an Existing Lease and “Tenant” means any one of the Tenants.

1.1.71 “Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any governmental authority.

1.1.72 “Transaction” means the purchase and sale of the Purchased Assets provided for in this Agreement.

1.1.73 “Virtual Data Room” means any virtual data room maintained for the Transaction by the Sellers, the Sellers’ Solicitors, the Sellers’ Real Estate Broker or the Property Manager for which the Buyer and the Buyer’s Solicitors have been provided access.

1.1.74 “Waiver Notice” has the meaning ascribed thereto in Section 2.4.2.

1.1.75 “Warranties” means warranties, guarantees and indemnities remaining in existence, if any, for the construction and the existing operation of the Buildings, to the extent the same are assignable, without cost or consent. “Warranty” means any one of the Warranties.

1.2 Certain Rules of Interpretation

1.2.1 In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2 The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3 References in this Agreement to an Article, Section or Schedule are to be construed as references to an Article, Section or Schedule of or to this Agreement unless otherwise specified.

1.2.4 Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.

1.2.5 Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3 Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

1.4 Entire Agreement

This Agreement and any other agreements and documents to be delivered under this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, other than the provisions of the Confidentiality Agreement and there are no representations, warranties (including any made by the Seller’s Real Estate Broker) or other agreements between the Parties in connection with the subject matter of this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

1.5 Schedules

The following is a list of schedules (the “Schedules”) attached to and forming part of this Agreement.

Schedule	Subject Matter
A	Disclosure Schedule
B	Form of HST Certificate and Indemnity
2.9.1	Existing Contracts

Article 2
Purchase and Sale

2.1 Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, the Sellers hereby agrees to sell, transfer, assign, set over and convey the Purchased Assets to the Buyer and the Buyer hereby agrees to purchase, acquire and assume the Purchased Assets from the Sellers for the Purchase Price on the Closing Date. The agreement of the Sellers and the Buyer set forth in this Section 2.1 creates and constitutes a binding agreement of purchase and sale for the Purchased Assets in accordance with the provisions of this Agreement. The conditions set out in Sections 2.4, 9.1 and 9.2 are conditions to certain of the obligations of the parties and are not conditions precedent to the existence or enforceability of this Agreement.

2.2 Deliveries by Sellers

The Sellers shall deliver or make available to the Buyer no later than five (5) days following the Execution Date, the following, if and to the extent in the possession or control of the Sellers (but not including any Property Information registered on title to the Owned Lands), by making it available to the Buyer at the Property Manager’s office or by adding it to the Virtual Data Room or by transmitting it to the Buyer or the Buyer’s Solicitors by e‑mail transmission:

2.2.1 a copy of an existing survey of the Owned Lands and Buildings, if any;

2.2.2 copies of the most current realty tax assessment notices and realty tax bills with respect to the Owned Lands;

2.2.3 copies of all plans, specifications and drawings for the Buildings;

2.2.4 copies of the Existing Leases;

2.2.5 a current rent roll or a current rental activity report

2.2.6 unaudited operating statements for the last 2 fiscal years;

2.2.7 leasing plans and site plans, both full size and reductions, if possible;

2.2.8 copies of any outstanding proposals to lease, offers that have not been accepted or letters of intent to lease;

2.2.9 aged receivables report;

2.2.10 2022 property budget;

2.2.11 copies of current utility bills;

2.2.12 trailing monthly T12 financials (in excel), for the period ending June 30, 2022;

2.2.13 trailing monthly T12 management summary reports (in excel), for the period ending June 30, 2022

2.2.14 management history report for the later of (i) the period ending July 31, 2022, and (ii) the most recent period available;

2.2.15 management summary report for the later of (i) the period ending July 31, 2022, and (ii) the most recent period available;

2.2.16 occupancy statistics report for the later of (i) the period ending July 31, 2022, and (ii) the most recent period available;

2.2.17 copies of the Existing Contracts; and

2.2.18 copies of the existing Warranties.

The Buyer hereby confirms receipt of access to the Virtual Data Room.

2.3 Access

2.3.1 Subject to the Buyer complying with each of its obligations herein and observing the rights of the Tenants under the Leases and any health and safety protocols, policies and requirements (including any COVID-19 related policies, protocols, requirements and restrictions) of the Sellers and/or Tenants, from and after the Execution Date until the Closing Date, the Buyer and its advisors, consultants and employees shall have access to the Owned Lands and Buildings during normal business hours upon reasonable written notice to the Sellers (which notice shall not be less than two (2) Business Days’ prior written notice), at the Buyer’s sole risk and expense, for the purpose of inspecting the Purchased Assets. The Sellers shall have the right to accompany the Buyer and its advisors, consultants and employees on any inspections, tests and audits. The Buyer shall not conduct, or permit its advisors, consultants and employees to conduct, any invasive or intrusive inspections, tests or audits, other than as provided pursuant to Section 2.3.2 below, and as otherwise may be provided with the Sellers’ prior written approval, in its sole, absolute and unfettered discretion. Upon request, the Buyer shall provide the Sellers with complete copies of any and all third party reports and information emanating from the Buyer’s investigations or inspections.

2.3.2 In the event that the Buyer obtains a Phase I Environmental Site Assessment which indicates that a Phase II Environmental Site Assessment is required, the Buyer shall be permitted to conduct such intrusive tests and inspections as are required for purposes of such assessment, provided that prior to entering upon the Owned Lands, the Buyer shall obtain or cause its advisors, consultants and employees to obtain, at their sole cost and expense, a policy of commercial general liability insurance covering any and all liability of the Buyer and its agents, advisors, consultants, employees and lenders with respect to or arising out of any entry on or inspections, investigations or tests of the Owned Lands and shall provide a certificate evidencing such insurance to the Sellers. Such policy of insurance shall (i) have liability limits of not less than FIVE MILLION DOLLARS ($5,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage; and (ii) be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any Claims suffered by any Person or property damage resulting from any acts or omissions of the Buyer or its agents, advisors, consultants, employees and lenders. In addition, no such intrusive tests or inspections shall occur unless the Buyer has given the Sellers at least two (2) Business Days’ prior Notice and complies with the foregoing requirements.

2.3.3 The Buyer shall promptly repair and remedy any damage or impairment caused by inspections, tests and/or audits performed by the Buyer or its advisors, consultants or employees and shall fully indemnify, protect and save harmless the Sellers from and against any and all costs of repairing and remedying any damage, impairment or any Loss caused by, or resulting from, such inspections, tests or audits and all Claims relating to any such inspections, tests and audits and from all Claims incurred, suffered or sustained by the Sellers as a result thereof including any builders’ liens (including any certificate of lis pendens) registered against the Owned Lands as a result thereof. The obligations in this Section 2.3.2 (including the indemnity) shall survive termination of this Agreement regardless of the cause of such termination.

2.3.4 The Sellers hereby authorize the Buyer and its consultants, employees and advisors to correspond with the appropriate Governmental Authority for the purpose of obtaining information which such Governmental Authorities have on record regarding the Owned Lands and Buildings, including information regarding compliance with laws, bylaws, regulations and assessments; provided that, the Buyer shall not correspond with the Canada Revenue Agency regarding the income tax payment status of the Sellers. The Sellers will promptly at the Buyer’s request execute and deliver any authorizations reasonably required by the Buyer to authorize the appropriate Governmental Authority to release such information to the Buyer save for the release of information regarding income tax payment status of the Sellers. The Buyer shall not request, nor cause to be conducted, any on‑site inspections by any Governmental Authority.

2.4 Buyer’s Due Diligence Condition

2.4.1 On or before 5:00 p.m. (Toronto time) on the Due Diligence Date the Buyer may conduct (subject to compliance with other relevant provisions of this Agreement) any investigations, inspections, reviews, tests and audits relating to the Purchased Assets (including title to the Owned Lands, the Existing Leases, the Existing Contracts and compliance with Applicable Laws) and the Transaction (collectively referred to herein as the “Due Diligence”) which the Buyer deems necessary or desirable in its discretion.

2.4.2 Notwithstanding any other provisions of this Agreement, the obligation of the Buyer to complete the Transaction pursuant to this Agreement is subject to the condition that the Buyer is satisfied with the Due Diligence in its sole and absolute discretion on or before 5:00 p.m. (Toronto time) on the Due Diligence Date. The Buyer shall be deemed not to be satisfied with the results of its Due Diligence unless it delivers to the Sellers on or before 5:00 p.m. (Toronto time) on the Due Diligence Date a written notice stating that it irrevocably waives the condition contained in this Subsection 2.4.2 (the “Waiver Notice”). If the Buyer fails to give the Sellers the Waiver Notice prior to 5:00 p.m. (Toronto time) on the Due Diligence Date, then this Agreement shall automatically terminate at such time and, upon such termination, the Buyer and the Sellers shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement).

2.5 Confidentiality

2.5.1 The Buyer and its employees, consultants and advisors shall keep confidential this Agreement, its terms and all information, documentation and records Disclosed to the Buyer or obtained from the Sellers or its employees, consultants and advisors with respect to the Purchased Assets as well as any information arising out of the Buyer’s access to the Sellers’ records and the Owned Lands and Buildings and its due diligence with respect thereto (collectively, the “Confidential Information”). The Buyer shall not use any Confidential Information for any purposes not related to this Transaction or in any way detrimental to the Sellers. Nothing herein contained shall restrict or prohibit the Buyer from disclosing the Confidential Information to its employees, consultants and advisors, provided that the Buyer shall be responsible for ensuring that such permitted persons to whom it discloses such information also comply with this confidentiality obligation.

2.5.2 The Confidential Information shall not include: (i) public information or information in the public domain at the time of receipt by, and through no action of, the Buyer or its employees, consultants and advisors; (ii) information which later becomes public through no fault or act of the Buyer or its employees, consultants and advisors; (iii) information required to be disclosed by law; or (iv) information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

2.5.3 If this Agreement is terminated for any reason, the Buyer shall promptly return to the Sellers all Confidential Information provided to the Buyer by the Sellers or its employees, consultants and advisors and shall destroy all other Confidential Information in the Buyer’s custody or control, including all notes and due diligence materials related to this Transaction.

2.5.4 Neither the Sellers nor the Buyer shall issue any press release or other public announcement or release information with respect to this Agreement to the press or the public unless the same has been mutually approved by the Sellers and the Buyer or such disclosure is in the good faith opinion of the Buyer or the Sellers, as the case may be, on the basis of legal advice, required in order to comply with any Applicable Laws or the rules, orders or regulations of any stock exchange and then only after prior consultation with the other party hereto, if it is reasonably possible in the circumstances to do so.

2.5.5 The provisions of this Section 2.5 are supplementary to the provisions of the Confidentiality Agreement and do not in any way derogate from the obligations of the Buyer pursuant to the Confidentiality Agreement. For greater certainty, notwithstanding any provisions of the Confidentiality Agreement which provided for termination thereof upon the execution of this Agreement, each of the Sellers and the Buyer agree that the provisions of the Confidentiality

Agreement remain in full force and effect and survive the execution of this Agreement. In the case of any conflict between the provisions of this Section 2.5 and the provisions of the Confidentiality Agreement, the former shall prevail. The obligations in this Section 2.5 shall survive the termination of this Agreement and shall not merge on Closing.

2.6 Privileged Communications

2.6.1 All solicitor-client privilege resulting from Gowling WLG (Canada) LLP representing the Sellers in connection with the transactions contemplated by this Agreement will survive the Closing, is not waived by the completion of the transactions contemplated by this Agreement and will remain in effect; and is assigned to and will be controlled by the Sellers. Without limiting the foregoing, all communications up to and including the Closing involving solicitor-client confidences between Gowling WLG (Canada) LLP and the Sellers relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, or any other matters (“Privileged Communications”), are deemed to be the property of the Sellers, and are subject to the solicitor-client privilege referred to above.

2.6.2 The Parties will take all steps necessary or desirable to ensure that the solicitor-client privilege referred to in Section 2.6.1 survives the Closing, remains in effect and remains the property of and controlled by the Sellers.

2.6.3 The Buyer may not use or rely on the Privileged Communications in any suit, action, claim or proceeding against or involving the Parties after the Closing.

2.6.4 Subject to its obligations in Section 2.6.4, following the Closing the Buyer will not access, review or use, or have the right to access, review or use, any Privileged Communications or related files or records maintained by Gowling WLG (Canada) LLP or anyone else. As soon as possible following the Closing, the Buyer will make best efforts to locate and destroy any Privileged Communications known to be in its possession, and to promptly destroy any Privileged Communications that may later be discovered to be in its possession, in each case without retaining any copies or records of those Privileged Communications.

2.7 Title

The Buyer shall be allowed until the Due Diligence Date to investigate the title at its own expense. If, on or before the Due Diligence Date, it shall deliver to the Sellers Notice in writing of any valid objection to the title of the Owned Lands which 421370 is unable or unwilling to remove, remedy or satisfy and which the Buyer will not waive, this Agreement, notwithstanding any intermediate acts or negotiations, will terminate and the Parties hereto will have no further obligations to, nor rights against, the other in respect of this Agreement, except for any obligations expressly stated to survive termination. Save as to any valid objection going to the root of title, the Buyer will be conclusively deemed to have accepted the title of 421370 to the Owned Lands, provided that the Buyer has the right to make further objections arising out of or in respect of any registration against title to the Owned Lands other than Permitted Encumbrances occurring on or after the Due Diligence Date.

2.8 Termination of Arrangement between 421370 and Lock & Walk

2.8.1 The Sellers confirm and acknowledge that the Owned Lands and Buildings comprising part of the Purchased Assets are presently operated by Lock & Walk. The Sellers covenant and agree to execute, on or before Closing, at their sole cost and expense, an agreement to terminate any agreement between 421370 and Lock & Walk such that registered and beneficial ownership of the Purchased Assets can be conveyed to the Buyer at Closing, subject solely to the Leases, in accordance with the provisions of this Agreement. The Sellers agree to indemnify and hold the Buyer harmless from and against any and all claims made against the Buyer that arise with respect to any arrangement between 421370 Ontario Inc. and Lock & Walk, which indemnity, Sellers hereby covenant and agree, shall expressly survive the Closing.

2.9 Existing Contracts and New Contracts

2.9.1 Schedule 2.9.1 sets out all Existing Contracts entered into by the Sellers in relation to the Purchased Assets. The Sellers covenant and agree, at their sole cost and expense, to terminate all Existing Contracts and New Contracts (save and except those Existing Contracts and New Contracts which the Buyer provides notice to the Sellers, in writing, prior to the expiry of the Due Diligence Date that it is prepared to assume), no later than the Closing, and the Sellers shall and hereby covenant and agree to indemnify the Buyer from any and all liability relating thereto to the extent such liability shall arise or result from a default on the part of the Sellers occurring during the period prior to the Closing Date, and the Buyer shall and hereby covenant and agree to indemnify the Sellers from any and all liability relating thereto to the extent such liability shall arise or result form a default on the part of the Buyer occurring during the period on or after the Closing Date, which indemnities, the Parties hereby covenant and agree, shall expressly survive the Closing, for a period of twelve (12) months thereafter. The Buyer and the Sellers shall, on the Closing Date, enter into an assignment and assumption agreement with respect to those Existing Contracts and New Contracts which the Buyer provides Notice to the Sellers, in writing, prior to the expiry of the Due Diligence Date that it is prepared to assume. For greater certainty, the Buyer confirms that the Business Management Agreement shall be terminated by the Sellers, and the Sellers covenant and agree to provide notice of termination in respect thereof, forthwith upon receipt of the Waiver Notice from the Buyer.

2.10 Storage Units

Following Closing, the Buyer shall make available to the Sellers, or to whom they direct or assign, two (2) storage units, each measuring five feet by ten feet (5 ft. x 10 ft.), at a SmartStop Self Storage Facility in the City of Toronto, or at such self storage facility as agreed to between the Sellers and the Buyer, from time to time, for rent at a rate per unit of $1.00 per annum for a term of twenty (20) years and, in each case, otherwise in accordance with Buyer’s standard form lease agreement to be entered into between the Sellers and the Buyer with respect thereto. The Buyer covenants and agrees that this Section 2.10 shall expressly survive the Closing.

Article 3
Purchase Price

3.1 Deposit

3.1.1 Prior to 3:00 pm (Toronto time) on the third (3rd ) Business Day following the Execution Date, the Buyer shall deliver the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “First Deposit”) by wire transfer to the Sellers’ Solicitors, which First Deposit, subject to Section 3.1.3, Section 6.6, shall be non-refundable and released to the Sellers, upon receipt by the Sellers’ Solicitors.

3.1.2 Prior to 3:00 pm (Toronto time) on the third (3rd) Business Day following receipt of the Waiver Notice, the Buyer shall deliver the sum of Two Million Five Hundred and Twenty Five Thousand Dollars ($2,525,000.00) (the “Second Deposit”, together with the First Deposit, the “Deposit”) by wire transfer to the Sellers’ Solicitors to be invested by the Sellers’ Solicitors in an interest‑bearing trust account with a Canadian Schedule I bank pursuant to the Bank Act (Canada).

3.1.3 If this Agreement is not completed due solely to a default of the Buyer, the Second Deposit, together with interest earned thereon, shall be forfeited to the Sellers, without limiting the Sellers’ right to claim additional damages and to pursue all other available remedies. If this Agreement is terminated due solely to a default of the Sellers, the Second Deposit, together with all interest earned thereon shall be thereupon returned to the Buyer, without limiting the Buyer’s right to claim additional damages and to pursue all other available remedies.

3.1.4 If the Transaction is completed, the Deposit shall be credited against the Purchase Price due on Closing and the interest accrued thereon shall be paid by the Sellers’ Solicitors directly to the Buyer post-Closing.

3.1.5 In holding and dealing with the Deposit and interest pursuant to this Agreement, the Sellers’ Solicitors are not bound in any way by any agreement other than this Agreement, and the Sellers’ Solicitors shall not be considered to assume any duty, liability or responsibility other than to hold the Second Deposit and interest in accordance with the provisions of this Agreement and to pay the Second Deposit and interest to the Person becoming entitled thereto in accordance with the terms of this Agreement. In the event of a dispute between the parties as to entitlement to the Second Deposit and interest, the Sellers’ Solicitors may, in their discretion, pay the Second Deposit and interest in dispute into Ontario court, whereupon the Sellers’ Solicitors shall have no further obligations relating to the Deposit and interest earned thereon. The Sellers’ Solicitors will not, under any circumstances, be required to verify or determine the validity of any notice or other document whatsoever delivered to the Sellers’ Solicitors and the Sellers’ Solicitors are hereby relieved of any liability or responsibility for any loss or damage which may arise as the result of the acceptance by the Sellers’ Solicitors of any such notice or other document in good faith.

3.1.6 The provisions of this Section 3.1 shall survive Closing or the earlier termination of this Agreement, as applicable.

3.2 Method of Payment of Purchase Price

On Closing the Purchase Price shall be satisfied as follows:

a) by application of the Deposit held by the Sellers’ Solicitors; and

b) by payment to the Sellers or as the Sellers shall direct in writing, of an amount (the “Balance”) equal to the Purchase Price less the Deposit, as adjusted pursuant to Section 3.3, plus HST on the Purchase Price, except to the extent the HST Declaration and Indemnity is provided on Closing. The Balance shall be paid on Closing by the Buyer to the Sellers’ Solicitors by wire transfer pursuant to the large value transfer system initiated from a Canadian Schedule I bank pursuant to the Bank Act (Canada).

3.3 Adjustments

3.3.1 Except as otherwise provided herein and subject to the terms of the Leases, the Sellers shall be responsible for all expenses and liabilities, including, without limitation, operating expenses and Contracts, and be entitled to receive all revenues, accrued in respect of the Purchased Assets up to and including 11:59 P.M. on the night preceding the Closing Date, (but not including the Closing Date), and the Buyer shall be responsible for all expenses and liabilities, and be entitled to receive all revenues, accruing in respect of the Purchased Assets from and including the Closing Date.

3.3.2 All adjustments for income and operating expenses, utilities, taxes (including local improvement charges and assessments) and other adjustments established by the usual practice in the Province of Ontario for the purchase and sale of a similar property shall be estimated as of the Closing Date and shall be paid on the Closing Date pursuant to a statement setting out all adjustments to be prepared by the Sellers and approved by the Buyer, each acting reasonably (the “Statement of Adjustments”). The Sellers shall provide the Buyer with its proposed Statement of Adjustments, together with such supporting documentation as the Buyer may reasonably require, within five (5) Business Days before the Closing Date and the Buyer shall provide its comments to the Sellers not less than three (3) Business Days before the Closing Date.

3.3.3 The adjustments shall include all current rents under the Leases, including current basic rent and current additional rent and other charges for the Purchased Assets under the Leases, prepaid rents under the Leases, realty taxes, local improvement rates and charges, water and assessment rates, operating costs, utilities, fuel, licenses necessary for the operation of the Purchased Assets, and all other items normally adjusted between a Sellers and Buyer in respect of the sale of property similar to the Owned Lands and Buildings. In addition, the adjustments shall include all charges relating to Contracts to be assumed by the Buyer pursuant to Section 2.9.1 of this Agreement, and all other matters referred to in this Agreement stated to be the subject of adjustment and, all other items which in accordance with customary practice in Ontario are normally adjusted between a seller and a buyer in respect of the purchase and sale of properties similar to the Owned Lands and Buildings, but notwithstanding the foregoing, shall exclude the matters referred to in this Agreement stated not to be the subject of adjustment.

3.3.4 If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the Sellers, acting reasonably, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. All amounts which have been estimated as at the Closing Date because they have not been finally determined at that date (the “Post Closing Adjustments”) shall be finally adjusted on a one‑time basis once the Post Closing Adjustments have been determined and finalized. Once all of the Post Closing Adjustments are determined or on the Final Adjustment Date, whichever is earlier, the Buyer shall provide a complete statement thereof, together with particulars relating thereto in reasonable detail, to the Sellers and within thirty (30) days thereafter the Parties hereto shall make a final adjustment as of the Closing Date for the Post Closing Adjustments. The Sellers and Buyer agree to execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any Post Closing Adjustments as may be owing pursuant to the provisions of this Agreement. Notwithstanding the foregoing, all claims for readjustment and Post Closing Adjustments to be made pursuant to this Agreement shall, in any event, be made on or before that day that is twelve (12) months after the Closing Date (the “Final Adjustment Date”) and no claim for any readjustment may be made by either party after the Final Adjustment Date. It is agreed that no adjustments shall be made with respect to insurance premiums and that the Buyer shall not assume or take an assignment of the Sellers’ insurance policies.

3.3.5 The Buyer shall provide the Sellers and its auditors, upon reasonable prior notice to the Buyer, subsequent to the Buyer delivering the Post Closing Adjustment statement pursuant to Section 3.3.4 above, access to the books, files, records and information of the Buyer relating exclusively to the Purchased Assets, for the purpose of calculating or verifying the amount of any Post Closing Adjustments.

3.3.6 The provisions of this Section 3.3 shall survive the Closing for a period of twelve (12) months during which period the parties shall correct any errors in the adjustments utilized on the Closing Date and re-adjust any items based on new or updated information. After the expiration of such twelve (12) month period, the Parties will be deemed to have waived any further right to adjust any such amounts. Each Party shall promptly make payments to the other party in order to effectuate the adjustments and any re-adjustments described in this Agreement.

3.4 Tenant Receivables

3.4.1 To the extent that the Seller receives rent or other similar payments under the Leases, after the Closing Date, the same shall be held in trust and dealt with pursuant to Section 3.4.2 below, as if the Buyer received them.

3.4.2 To the extent that the Buyer receives any late rent or other similar payments under any Lease or other occupancy arrangements after the Closing Date, the Buyer shall render an accounting to the Sellers with respect to such late payments, and such rents or payments shall be applied in the following order of priority, to the extent such calendar months have not been paid: (i) first to any calendar month or months following the calendar month in which the Closing occurred until the Tenant under such Lease is current with respect to all rents payable after the Closing Date, (ii) then to the calendar month in which the Closing occurred, and (iii) then to calendar months prior to the month in which the Closing occurred.

3.4.3 The Buyer shall be under no obligation, and the Sellers shall have no right, after Closing, to commence any legal action to collect any rental arrears accruing in respect of the Leases prior to the Closing Date. Any such rental arrears collected pursuant to any legal proceedings initiated by the Buyer shall be applied first to the payment of the Buyer’s costs and expenses incurred in bringing and prosecuting such legal proceedings, and then disbursed between the Sellers and the Buyer in accordance with the terms of this Agreement.

3.5 Allocation of Purchase Price

Prior to Closing, the Sellers and Buyer shall cooperate with each other, acting reasonably, to attempt to agree on an allocation of the Purchase Price as between the Purchased Assets for the purposes of the ITA (the “Allocation”). If the Sellers and the Buyer agree on the Allocation, they shall enter into an allocation agreement on Closing in such form as shall be approved by the Sellers’ Solicitor and the Buyer’s Solicitor, acting reasonably and in which case the Sellers and the Buyer will prepare and file their respective Tax returns in a manner consistent with the allocation as may be agreed and those elections. In the event that the Sellers and the Buyer fail to reach an agreement on the Allocation by Closing, then they shall each make their own respective allocations of the Purchase Price as between the Purchased Assets for the purposes of the ITA and any filings in accordance with the provisions thereof. Each of the Sellers and the Buyer confirms and acknowledges that any Chattels located on the Owned Lands and Buildings and comprising part of the Purchased Assets are incidental and no value shall be attributed to them.

3.6 Taxes

3.6.1 The Sellers and the Buyer agree that the Buyer will be liable for and will pay all registration and land transfer Taxes properly payable by the Buyer in connection with the sale and transfer of the Purchased Assets, as well as any other costs payable in respect of registration by it of any documents on Closing (including transfer documents).

3.6.2 The Buyer shall indemnify and save harmless the Sellers, the Property Manager and their respective shareholders, directors, officers, employees and agents from all Claims incurred, suffered or sustained as a result of a failure by the Buyer:

3.6.2.1 to pay any federal, provincial or other taxes payable by the Buyer in connection with the conveyance or transfer of the Purchased Assets whether arising from a reassessment or otherwise, including provincial sales tax, HST, and penalties and interest thereon, if applicable; or

3.6.2.2 to file any returns, certificates, filings, elections, notices or other documents required to be filed by the Buyer with any federal, provincial, municipal or other taxing authorities in connection with the conveyance or transfer of the Purchased Assets.

3.6.3 The Buyer and the Sellers agree that it is the Sellers’ obligation to collect the HST exigible on this Transaction, and the Buyer’s obligation to pay such HST on Closing. The Buyer and the Sellers acknowledge and agree that the Purchase Price and all other amounts referenced herein are exclusive of HST. The Buyer covenants and agrees that on Closing it shall either: (i) execute and deliver to 421370 the HST Declaration and Indemnity; or (ii) pay to 421370, in addition to the Purchase Price, by wire transfer pursuant to the large value transfer system payable to, or as directed by the Sellers, the HST on the Purchase Price allocable to the Owned Land and Buildings. If applicable, the Buyer and Lock & Walk will complete and sign a joint election under subsection 167(1) of the ETA on or before the Closing Date to avoid the application of HST to the purchase and sale of the Purchased Assets other than the Owned Land and Buildings. The Buyer will duly file any such election with the Canada Revenue Agency within the time permitted under the ETA.

3.6.4 The provisions of this Section 3.6 shall survive the Closing.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Buyer as follows in this Article 4. The Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the transactions contemplated by this Agreement and that, to the extent that the Buyer, or any of the Buyer’s agents or representatives, by reason of that due diligence and investigation, or otherwise, knew that any representation and warranty made by the Sellers in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, is or might be inaccurate or untrue, the Buyer releases and waives all rights and remedies, including the right to indemnity, against the Sellers arising out of breach of that representation and warranty. Each exception to the following representations and warranties that is set out in the disclosure schedule attached hereto (the “Disclosure Schedule”) is identified by reference to one or more specific individual Sections of this Agreement and is only effective to create an exception to each specific individual Section listed.

4.1 Corporate Existence of Sellers

The entities comprising the Sellers are each a corporation duly incorporated and validly existing under the laws of Ontario.

4.2 Capacity to Enter Agreement

The entities comprising the Sellers each have all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and all agreements, transfers, assignments and other documents to be delivered by it pursuant hereto and to complete the Transaction.

4.3 Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Sellers.

4.4 No Other Agreements to Purchase

No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from the Sellers of any of the Purchased Assets, or of forming an Encumbrance against any of the Purchased Assets.

4.5 Residence of Seller

Each entity comprising the Sellers is not a non-resident of Canada for purposes of the ITA.

4.6 Consents and Approvals

To the Knowledge of the Seller, except as set out herein and except as may be Disclosed to the Buyer prior to the Due Diligence Date, as of such date and time, no consent, approval or waiver of a party is required on the part of the Sellers in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

4.7 Real Property

4.7.1 The Disclosure Schedule contains the legal description of the Owned Lands, and lists the Existing Leases.

4.7.2 Except for the Permitted Encumbrances, 421370 is the legal and beneficial owner in fee simple, with good and valid title to the Owned Lands.

4.7.3 To the Knowledge of the Seller, except as may be Disclosed to the Buyer prior to the Due Diligence Date, as of such date and time, the Sellers have not received notice of any proposed or pending change to any zoning affecting any part of the Owned Lands.

4.7.4 To the Knowledge of the Seller, except as may be Disclosed to the Buyer prior to the Due Diligence Date, no Person, other than the Sellers and any occupants or tenants under the Existing Leases, is in or has any right to use, possession or occupancy of, any part of the Owned Lands.

4.7.5 All accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Lands at the request of the Sellers have been fully paid and satisfied, and no one engaged by the Sellers is entitled to claim a lien under the Construction Act (Ontario) against any part of the Owned Lands.

4.7.6 No part of the Owned Lands has been taken or expropriated by any Governmental Authority, and to the Knowledge of the Seller, except as may be Disclosed to the Buyer prior to the Due Diligence Date, no notice in respect of any such expropriation has been given to the Sellers.

4.8 Existing Contracts

The Disclosure Schedule lists all Existing Contracts to which the Sellers are a party or bound. Except as disclosed in the Disclosure Schedule, the Sellers are not in default or breach of any Existing Contracts, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. To the Knowledge of the Seller, no counterparty to any Existing Contracts is in material default of any of its obligations under any Existing Contracts.

4.9 Employees and Employment Contracts

4.9.1 The Disclosure Schedule lists the names, titles and status (active or non-active, and if not active, reason why and period of time not active) of all Employees, together with particulars of the material terms and conditions of their employment or engagement, including current rates of remuneration, perquisites, commissions, bonus or other incentive compensation (monetary or otherwise), disciplinary actions, most recent hire date, cumulative years of service, start and end dates of all previous periods of service, benefits, vacation or personal time off entitlements, current positions held and, if available, projected rates of remuneration.

4.9.2 To the Knowledge of the Seller, no Employee, nor any consultant with whom Lock & Walk has contracted in connection with is in violation of any material term of any employment contract, contract of engagement, services agreement, proprietary information agreement or any other agreement relating to the right of that individual to be employed, engaged or retained by Lock & Walk, and, to the Knowledge of the Seller, the continued employment or engagement by the Buyer of any current Employee will not result in any violation.

4.9.3 The Sellers are not a party to any collective bargaining agreement with any trade union or association that might qualify as a trade union, and no trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent.

4.10 Litigation

To the Knowledge of the Seller and except as Disclosed to the Buyer, there is no litigation, claim or proceeding, including appeals and applications for review in progress against, relating to or affecting the Purchased Assets before any domestic court, governmental department, commission, board, bureau or agency, or arbitration panel which has a material adverse effect on the Purchased Assets.

4.11 HST Registration

The Sellers are registered for purposes of the HST levied under the ETA and their registration number are 106236052 RT0001 (421370) and 102260023 RT0001(Lock & Walk).

4.12 Competition Act

Neither the aggregate value of the Purchased Assets nor the annual gross revenues from sales generated by the Purchased Assets exceeds $93 million, in each case as determined in accordance with the Competition Act and the Notifiable Transactions Regulations promulgated thereunder.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows in this Article 5.

5.1 Corporate Existence of Buyer

The Buyer is a is a limited liability corporation incorporated under the laws of Delaware.

5.2 Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and all agreements, transfers, assignments and other documents to be delivered by it pursuant hereto and to complete the Transaction and the execution, delivery and performance of this Agreement by the Buyer does not result in the violation of any of the provisions of the constating documents or by laws of the Buyer. Neither the entering into nor delivery of this Agreement nor the completion by the Buyer of the Transaction will conflict with or constitute a default under any Applicable Laws and no approval or consent of any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Buyer and the consummation of the Transaction.

5.3 Binding Obligation

The execution and delivery of this Agreement and the completion of the Transaction contemplated by this Agreement have been, or will be prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Buyer, enforceable against the Buyer in accordance with its and their terms, and neither will conflict with or constitute a default under any Applicable Laws and no approval or consent of any Governmental Authority is required in connection with same.

5.4 Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement, except as specifically set out herein.

5.5 HST Registration

The Buyer will, at Closing, be registered for purposes of the HST levied under the ETA.

Article 6
Closing arrangements

6.1 Closing

Subject to the earlier termination of this Agreement hereunder, the Closing will take place on the Closing Date by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in pdf or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the originals or copies of the originals.

6.2 Closing Procedures

On the Closing Date the Sellers will sell and the Buyer will purchase the Purchased Assets for the Purchase Price as provided in this Agreement and each Party will make the deliveries required of it under this Article 6.

6.3 Sellers’ Closing Documents

On or before the Closing Date, subject to the provisions of this Agreement, the Sellers shall deliver, or cause to be delivered, to the Buyer’s Solicitors the following, duly executed by each or both of the Sellers where it is a party thereto (the “Sellers’ Closing Documents”):

6.3.1 registerable transfer of the Owned Lands from 412370 in favour of the Buyer with the statements relating to the Planning Act completed by 412370, Buyer and Buyer’s Solicitors;

6.3.2 the Corporate Certificate re: Seller;

6.3.3 the Statement of Adjustments;

6.3.4 a bill of sale in respect of the Chattels, if any;

6.3.5 a direction as to the payee or payees of the Balance;

6.3.6 an undertaking by the Sellers to re adjust the Adjustments;

6.3.7 a certificate of an officer of each entity comprising the Sellers confirming that the Sellers are not a non-resident of Canada within the meaning of the ITA;

6.3.8 the Assignment and Assumption of Leases by Lock & Walk;

6.3.9 the Assignment and Assumption of Contracts by Lock & Walk, if applicable;

6.3.10 the Assignment and Assumption of Permitted Encumbrances;

6.3.11 an assignment and assumption of the Warranties, if any;

6.3.12 an assignment of Intangible Property from the Sellers to the Buyer transferring all legal and beneficial interests in the Intangible Property

6.3.13 directions to Tenants respecting payment of rent from and after the Closing Date from Lock & Walk;

6.3.14 originals or copies (if originals are not available) of all Leases and all documents related and collateral thereto and copies of all Tenant correspondence files;

6.3.15 any post-dated cheques duly endorsed to the Buyer, issued by the Tenants;

6.3.16 all keys and other access devices to the Buildings;

6.3.17 the DRA referred to in Section 10.16.1 herein; and

6.3.18 all other conveyances and other documents required under this Agreement which the Buyer reasonably requests to give effect to the proper transfer, assignment and conveyance of the Purchased Assets by the Sellers to the Buyer, and including to establish the due authorization and completion of the Transaction.

6.4 Buyer’s Closing Documents

On or before the Closing Date, subject to the terms and conditions of this Agreement, the Buyer shall deliver or cause to be delivered to the Sellers’ Solicitors the following, duly executed by the Buyer where it is a party thereto (the “Buyer’s Closing Documents”):

6.4.1 the Balance;

6.4.2 the Corporate Certificate re: Buyer;

6.4.3 an undertaking by the Buyer to re adjust the Adjustments;

6.4.4 the HST Declaration and Indemnity;

6.4.5 the Assignment and Assumption of Leases;

6.4.6 the Assignment and Assumption of Contracts, if applicable;

6.4.7 the Assignment and Assumption of Permitted Encumbrances;

6.4.8 an assignment and assumption of the Warranties, if any;

6.4.9 assumption agreements or other agreements, notices, undertakings or other instruments, if same are required to be delivered by the Buyer in favour of any other Persons with an interest in the Purchased Assets pursuant to any Permitted Encumbrances;

6.4.10 the DRA referred to in Section 10.16.1 herein; and

6.4.11 all other documents required under this Agreement which the Sellers reasonably request to give effect to the Transaction and to result in the proper assumption of the Purchased Assets by the Buyer, and including to establish the due authorization and completion of the Transaction.

6.5 Forms of Closing Documents

Except where expressly provided otherwise in this Agreement or it is provided that an agreement is to be satisfactory to a party in its sole and absolute discretion, the form of all agreements to be delivered by the Buyer and the Sellers on Closing shall be acceptable to both parties, each acting reasonably and in good faith, in accordance with this Article 6.

6.6 Updating of Schedules

The Sellers may, at any time up to two (2) days before the Closing, update, revise or supplement the Disclosure Schedule and any other schedules to this Agreement and the Sellers will provide a copy to the Buyer of any updated, revised or supplemented schedules (the “Revised Schedules”), which will immediately be substituted for the appropriate schedule to this Agreement. If at any time before the Closing, the Buyer discovers any information that would make any schedule incomplete, false or misleading, the Buyer will promptly notify the Sellers in writing and permit the Sellers to update, revise or supplement that schedule, and the Revised Schedule will immediately be substituted for the appropriate schedule to this Agreement. If the Buyer reasonably determines that the updated, revised or supplemented schedules would result in a material adverse effect, the Buyer may terminate this Agreement by notice in writing to the Sellers, in which event, the Second Deposit, together with accrued interest thereon shall be refunded to the Buyer, and both the Buyer and Sellers will be released from all obligations under this Agreement (except as set out in Section 10.14).

6.7 Survival of Representations

The representations and warranties contained in this Agreement or in any Closing Documents shall not merge on Closing and, shall survive for a period expiring on the twelfth (12th) month anniversary of the Closing Date (the “Survival Period”). The party which has received a representation or warranty, whether in this Agreement or in any Closing Document, shall give written notice to the other party of each breach of the representation or warranty, together with details thereof, within a reasonable time after becoming aware of the breach and in any event no later than the last day of the Survival Period. Notwithstanding any other provision of this Agreement or any of the Closing Documents, no Claim may be asserted or pursued against any party hereto, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation or warranty made by such party in this Agreement or in any Closing Document unless written notice of such Claim is received by such party describing in detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the last day of the Survival Period, irrespective of whether the subject matter of such Claim shall have occurred before or after such date; and upon the expiry of the Survival Period all such representations and warranties shall cease to have any effect except to the extent a written Claim has been previously given in respect thereof in accordance with this section. The Buyer shall not be entitled to make any Claim in respect of a breach of a representation or warranty from the Sellers that it knew was false or untrue as of the Closing Date.

6.8 “As Is” Purchase

The Buyer acknowledges and agrees that:

6.8.1 on Closing, title to the Owned Lands and Buildings shall be subject to the Permitted Encumbrances;

6.8.2 except for the representations and warranties of the Sellers expressly set out in Article 4 or in the Closing Documents, in entering into this Agreement and closing the Transaction, the Buyer has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Owned Lands and Buildings;

6.8.3 except for the representations and warranties of the Sellers expressly set out in Article 4 or in the Closing Documents ,the Owned Lands and Buildings is being purchased and assumed by the Buyer on an “as is, where is” basis as of the Closing Date and without any express or implied agreement, representation or warranty of any kind whatsoever or any liability or obligation of the Sellers as to the physical or financial condition, suitability for development, fitness for a particular purpose, merchantability, title, physical characteristics, profitability, use or zoning, environmental condition, existence of latent defects, quality, or any other aspect or characteristic thereof;

6.8.4 except as otherwise expressly provided for in this Agreement, the Sellers make no agreements, representations or warranties concerning any statements made or other information, or documents delivered or made available to the Buyer (whether by the Sellers, the Sellers’ Real Estate Broker, the Sellers’ Solicitors, the Property Manager or any other agents, or representatives or advisors of the Sellers, or any of each such Persons’ respective affiliates, or any other Person) with respect to the Owned Lands and Buildings, whether as part of the information Disclosed to the Buyer or otherwise;

6.8.5 the deliveries provided to the Buyer without representation or warranty and the Buyer will rely entirely and solely upon its own review, investigations and inspections thereof and shall not rely on the deliveries or any other information furnished by the Sellers or any other Person or entities on behalf of or at the direction of the Sellers in connection therewith including, the Sellers’ Real Estate Broker, the Sellers’ Solicitors, the Property Manager, or any of each such Persons’ respective affiliates; and

6.8.6 except as otherwise expressly provided for in this Agreement, the Sellers shall have no obligations or responsibility to the Buyer after Closing with respect to any matter relating to the Owned Lands and Buildings or the condition thereof.

The provisions of this Section 6.8 shall survive Closing or the termination of this Agreement.

Article 7
Employees

7.1 Offer of Employment

7.1.1 Subject to Section 7.1.2 below, the Buyer will, no later than two weeks prior to the Closing Date, offer employment to all such Employees, such employment to commence as of the opening of business on the Closing Date. Such offers of employment shall be subject to such terms and conditions as required by the Buyer, which, in the aggregate, are no less favourable as the terms in effect in respect of those employees on the Closing Date. The Buyer’s obligation under this Section 7.1.1 is solely to make such offers of employment and the Buyer will not be obligated to employ any employee who refuses such offer, regardless of the reason for refusal.

7.1.2 The Sellers covenant and agree, on Closing, to terminate all Employees employed by the Sellers in respect of the Purchased Assets (which, save and except as expressly provide otherwise pursuant to this Agreement, includes any independent contractors), on the Closing Date, at its sole cost and expense, which, for greater certainty, shall include the following payments to such employees as at the Closing Date: (a) all outstanding salary, wages, bonuses, commissions, vacation pay and other compensation relating to such employment (including pursuant to any employee benefit plans, workers’ compensation, etc.), and (b) where applicable, all notice and severance payments (both statutory and common law) owing to such employees as a result of such termination ((a) and (b) collectively, the “Termination Payments”). The Sellers agrees to indemnify and hold the Buyer harmless from and against any and all claims that arise with respect to Sellers’ non-payment of any Termination Payments, which indemnity, Sellers hereby covenant and agree, shall expressly survive the Closing.

Article 8
operation until closing

8.1 Operation Before Closing

From the date hereof until Closing, the Sellers shall continue to insure, repair, operate and maintain the Owned Lands in accordance with the current management practices of the Sellers. From the Execution Date until the Due Diligence Date, the Sellers covenant and agree to forward all New Leases and New Contracts to the Buyer for its review (together with such supporting information as is then in the Sellers’ possession or control) but same shall not be subject to the Buyer’s prior written consent. During the Interim Period, all New Leases and New Contracts shall be subject to the prior written approval of the Buyer, which may be arbitrarily withheld and which shall be deemed not to have been given unless within five (5) Business Days immediately following the delivery to the Buyer of the Sellers’ request for the Buyer's approval, the Sellers receive written notice from the Buyer that the Buyer grants its approval. Notwithstanding anything to the contrary contained herein, the Sellers shall not be precluded from receiving a validly exercised option to extend or renew, provided it advises the Buyer forthwith with respect to same and provided that it does not agree to any reduced rent amount in respect of the extension/renewal term without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

8.2 Damage or Expropriation Before Closing

8.2.1 The interest of the Sellers in and to the Purchased Assets shall be at the risk of the Sellers until Closing. If loss or damage to the Owned Lands and Buildings occurs prior to Closing, then:

8.2.1.1 if the cost of repair or restoration, in the opinion of the Sellers’ arm’s length, independent architect or engineer given within thirty (30) days of the occurrence of such loss or damage (the “Expert Opinion”) will exceed an amount equal to twenty-five percent (25%) of the Purchase Price or will take longer than one hundred and eighty (180) days to repair (such damage to the Owned Lands and

Buildings being referred to herein as “Substantial Damage”), then the Buyer may, by written notice given to the Sellers within ten (10) Business Days after its receipt of the Expert Opinion, elect to terminate this Agreement, in which event the parties shall be released from all obligations under this Agreement (except those which are expressly stated to survive termination of this Agreement) and the Second Deposit and all interest earned thereon shall, subject to the terms of Section 2.3.3, be returned to the Buyer; or

8.2.1.2 if such loss or damage is not Substantial Damage, or is Substantial Damage but the Buyer has not elected to exercise its termination right pursuant to Subsection 8.2.1.1, then neither party shall have any right to terminate this Agreement by virtue thereof, the Sellers shall adjust the Purchase Price in favour of the Buyer by the amount of the insurance deductible and the Sellers shall assign the proceeds of the property insurance to the Buyer and the parties shall complete the Transaction without further delay or extension of the Closing Date and the Buyer shall assume responsibility for reconstruction.

8.2.2 If the damage or destruction occurs at such time that there is insufficient time for the Sellers or the Buyer to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired. For greater certainty, it is confirmed that in the event that Subsection 8.2.1.2 is applicable, the Sellers have no obligation to repair or restore the damage.

8.2.3 If expropriation proceedings are taken by a Governmental Authority at any time after the Execution Date and before Closing, then:

8.2.3.1 if the part of the Owned Lands and Buildings that is expropriated by a Governmental Authority in the opinion of the Sellers’ arm’s length, independent evaluator, of which opinion the Sellers shall provide a copy to the Buyer as soon as possible, will exceed an amount equal to twenty-five percent (25%) of the Purchase Price (such expropriation being referred to herein as “Substantial Expropriation”), then the Buyer may, by written notice given to the Sellers within ten (10) Business Days after its receipt of the opinion of the Sellers’ independent evaluator, elect to terminate this Agreement, in which event the parties shall be released from all obligations under this Agreement (except those which are expressly stated to survive termination of this Agreement) and the Second Deposit and all interest earned thereon shall, subject to the terms of Section 2.3.3, be returned to the Buyer; or

8.2.3.2 if the expropriation is not a Substantial Expropriation, or is a Substantial Expropriation but the Buyer has not elected to exercise its termination right pursuant to Subsection 8.2.3.1, then the Sellers shall assign its interest in the expropriation proceedings and proceeds to the Buyer on Closing and the parties shall complete the Transaction without delay or extension of the Closing Date.

8.2.4 If the expropriation proceedings occur at such time that there is insufficient time for the Buyer to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired.

8.3 Non-Assignable Rights

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Buyer, any Existing Leases, New Leases, Existing Contracts, New Contracts, Warranties or Permitted Encumbrances which are (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent and which the parties expressly agree prior to 5:00 p.m. (Toronto time) on the Due Diligence Date is to be an assigned to the Buyer on Closing notwithstanding such restriction on assignment (collectively “Non Assignable Rights”). In connection with such Non Assignable Rights the Sellers will not be considered to be in breach of any of its obligations under this Agreement or to be in breach of any representation or warranty made in this Agreement, provided that the Sellers, at the request of the Buyer and in each case at the Buyer’s expense:

(a) apply for and use commercially reasonable efforts to obtain all such consents or approvals, in a form satisfactory to the Buyer acting reasonably, provided that nothing herein shall require the Sellers to make any payment to any other party to any of the Existing Leases, New Leases, Existing Contracts, New Contracts, Warranties or Permitted Encumbrances; and

(b) co operate with the Buyer for a period not to exceed sixty (60) days following the Closing Date in any reasonable and lawful arrangements designed to provide the benefits of such Non Assignable Rights to the Buyer, including holding, for a period not to exceed sixty (60) days following the Closing Date, any such Non Assignable Rights in trust for the Buyer or acting as agent for the Buyer, provided that pursuant to such arrangements the Buyer fully indemnifies the Sellers for all obligations or liabilities incurred thereunder or in connection therewith.

In the event of any conflict or inconsistency between this Section 8.3 and any other provision of this Agreement, this Section 8.3 shall prevail.

Article 9
CLOSING CONDITIONS

9.1 Closing Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Assets will be subject to the fulfilment of the following conditions on or before the Closing Date, which are for the benefit of the Buyer and may be waived in whole or in part by the Buyer by notice in writing to the Sellers by the Closing Date:

9.1.1 Representations, Warranties and Covenants. The representations and warranties of the Sellers made in this Agreement will be true and accurate in all material respects on the Closing Date, with the same force and effect as though those representations and warranties had been made as of the Closing Date provided that, for greater certainty, it is confirmed that if a representation and warranty is stated to be made only with reference to a specified date or time, it shall not be required to be true and accurate on the Closing Date except with reference to such date or time. The Sellers will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and under any other agreement or document delivered pursuant to this Agreement, on or before the Closing Date. In addition, the Sellers will have delivered to the Buyer a certificate of a senior officer of the Sellers confirming the same.

9.1.2 Title. On the Closing Date, title to the Owned Lands shall be free and clear of all Encumbrances, except for the Permitted Encumbrances and such other matters which have been agreed to, excepted or waived by the Buyer.

9.1.3 Closing Documents of the Sellers. The Sellers will have delivered to the Buyer the Sellers’ Closing Documents in form and substance satisfactory to the Buyer and the Buyer’s Solicitors, acting reasonably.

9.2 Waiver or Termination by the Buyer

The conditions contained in Section 9.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 9.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, by notice in writing to the Sellers on or before the Closing Date, terminate this Agreement. Upon termination, the Sellers will be released from all obligations under this Agreement, save and except those which expressly survive the termination pursuant to this Agreement.

9.3 Closing Conditions for the Benefit of the Sellers

The obligation of the Sellers to complete the sale of the Purchased Assets will be subject to the fulfilment of the following conditions on or before the Closing Date, which are for the benefit of the Sellers and may be waived in whole or in part by the Sellers by notice in writing to the Buyer by the Closing Date:

9.3.1 Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate on the Closing Date with the same force and effect as though those representations and warranties had been made as of the Closing Date provided that, for greater certainty, it is confirmed that if a representation and warranty is stated to be made only with reference to a specified date or time, it shall not be required to be true and accurate on the Closing Date except with reference to such date or time. The Buyer will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and under any other agreement or document delivered pursuant to this Agreement, on or before the Closing Date. In addition, the Buyer will have delivered to the Sellers a certificate of a senior officer of the Buyer confirming the same.

9.3.2 Closing Documents. The Buyer will have delivered to the Sellers the Buyer’s Closing Documents in form and substance satisfactory to the Sellers and the Sellers’ Solicitors, acting reasonably.

9.4 Non‑Satisfaction of Conditions

If by the Closing Date, as the case may be, the Party having the benefit of any given condition in Sections 9.1 or 9.3 has not given notice to the other Party that such condition has been waived or satisfied, such condition shall be deemed not to have been waived or satisfied. If Closing occurs, all conditions shall be deemed waived. The provisions of this Section 9.4 shall survive the Closing.

9.5 Efforts to Satisfy Conditions

Without derogating from any Party’s rights or obligations under this Agreement, it is agreed that the Sellers shall act in good faith and use reasonable efforts (without the expenditure of money other than reasonable legal fees and disbursements) to satisfy, or cause to be satisfied, all of the conditions set forth in Section 9.3 and the Buyer shall act in good faith and use reasonable efforts (without the expenditure of money other than reasonable legal fees and disbursements and any other amounts (including the Purchase Price) payable by the Buyer pursuant to the express provisions hereof) to satisfy, or cause to be satisfied, the conditions set out in Sections 9.1 and 2.4. Each of the Buyer and the Sellers shall act in good faith in determining whether or not a condition in its favour has been satisfied.

9.6 Waiver or Termination by the Sellers

The conditions contained in Section 9.3 are inserted for the exclusive benefit of the Sellers and may be waived in whole or in part by the Sellers at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 9.3 are not fulfilled or complied with by the time that is required under this Agreement, the Sellers may, by notice in writing to the Buyer on or before the Closing Date, terminate this Agreement. Upon termination, the Sellers and the Buyer will be released from all obligations under this Agreement, save and except those which expressly survive the termination pursuant to this Agreement.

Article 10
GENERAL

10.1 Time of Essence

Time is of the essence in all respects of this Agreement. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day. Where in this Agreement a number of days is prescribed, the number shall be computed by excluding the first day and including the last day.

10.2 Notices

Any Communication must be in writing and either delivered personally or by courier or transmitted by e-mail, facsimile or functionally equivalent electronic means of transmission, charges (if any) prepaid. Any Communication must be sent to the intended recipient at its address as follows:

to the Sellers at:

421370 Ontario Inc. and Lock & Walk Inc.
173 Browning Ave.
Toronto, ON M4K 1W7

Attention: Ms. Susan Greer
E-mail: susangreer2@gmail.com

with a copy to the Sellers’ Solicitors at:

Gowling WLG (Canada) LLP
1 First Canadian Place, 100 King Street West

Suite 1600

Toronto, Ontario M5X 1G5

Attention: Faran Umar-Khitab
Tel. No.: 416-862-3582
E-mail: faran.umar-khitab@ca.gowlingwlg.com

to the Buyer at:

SST II Acquisitions, LLC
c/o SmartStop Self Storage REIT, Inc 10 Terrace Road, Ladera Ranch, CA 92694, USA Attention: H. Michael Schwartz Email: hms@smartstop.com with a copy to:

SST II Acquisitions, LLC
8235 Douglas Ave, Suite 1250 Dallas TX 75225, USA Attention: Wayne Johnson, President and CIO Email: wjohnson@smartstop.com with a copy to the Buyer’s Solicitors:

Norton Rose Fulbright Canada LLP
Norton Rose Fulbright Canada LLP Suite 1500 - 45 O’Connor Street Ottawa, Ontario K1P 1A4 Attention: Norman B. Lieff Email: nlieff@nortonrosefulbright.com or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 10.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. Toronto time, the Communication will be deemed to have been given or made and received on the next Business Day.

10.3 Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

10.3.1 the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

10.3.2 the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

10.4 Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the Province of Ontario to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by Applicable Law, each of the Parties:

10.4.1 irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

10.4.2 irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 10.4, of the substantive merits of any suit, action or proceeding; and

10.4.3 to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

10.5 Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

10.6 Further Assurances

Each Party will, at that Party’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 10.6, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities.

10.7 Assignment

This Agreement shall bind and inure to the benefit of the Sellers and the Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, SST II Acquisitions, LLC (the “Original Buyer”) shall be entitled, at any time subsequent to the delivery of a Waiver Notice, to assign this Agreement, in whole or in part, and in conjunction therewith, direct that title to all or part of the Property be transferred, without Seller’s consent, to: (i) an affiliate (as such term is defined in the Canada Business Corporations Act) of the Original Buyer; (ii) an entity in which SmartStop Self Storage REIT, Inc. a Maryland corporation, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust VI, Inc., a Maryland corporation, or any subsidiary of the foregoing, has a direct or indirect ownership interest; (iii) a real estate investment trust of which Original Buyer, or an affiliate of the Original Buyer, is the external advisor; (iv) a Delaware statutory trust of which Original Buyer, or an affiliate of the Original Buyer is the signatory trustee, or (v) a partnership or joint venture in which the Original Buyer, or any entity described in paragraphs (i) through (iv) above, has an interest (any party referenced in paragraphs (i) through (v) above being herein called, a “Permitted Assignee”); provided, however, that: (i) the Original Buyer delivers to the Sellers prior written notice of such assignment and/or direction regarding title; and (ii) prior to such an assignment taking effect, any Permitted Assignee shall assume the obligations of the Original Buyer hereunder (including the obligation to deliver an HST Declaration and Indemnity on Closing), and the Original Buyer shall be released from any liability under the terms of this Agreement. Provided that, notwithstanding any of the foregoing, in no event shall the Original Buyer be entitled to assign this Agreement to a competitor of the Original Buyer or SmartStop Self Storage REIT, Inc.

10.8 Creation and Use of Electronic Document

This Agreement and any counterpart of it may be created, provided, received, retained and otherwise used, and will be accepted, in any digital, electronic or other intangible form.

10.9 Electronic Signatures and Delivery

This Agreement and any counterpart of it may be signed by manual, digital or other electronic signatures; and delivered or transmitted by any digital, electronic or other intangible means, including by e-mail or other functionally equivalent electronic means of transmission, and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the Parties.

10.10 Counterparts

This Agreement may be signed and delivered by the Parties in counterparts, with the same effect as if each of the Parties had signed and delivered the same document, and that execution and delivery will be valid and legally effective.

10.11 Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses (including the fees and disbursements of accountants, financial advisors, legal counsel and other professional advisers)

incurred in connection with this Agreement, the obligations under this Agreement and the completion of the transactions contemplated by this Agreement, are to be paid by the Party incurring those costs and expenses. If there is a breach of this Agreement or this Agreement is terminated, the obligation of each Party to pay its own costs and expenses is subject to each Party’s respective rights arising from a breach or termination.

10.12 Survival

Except as otherwise expressly or impliedly provided in this Agreement, no representations, warranties, covenants or agreements of the Sellers and Buyer in this Agreement shall survive the Closing.

10.13 Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this

10.14 Effect of Termination of Agreement

Notwithstanding the termination of this Agreement for any reason, the following provisions shall survive and shall remain in full force and effect: (i) the confidentiality provisions contained in the Confidentiality Agreement and Section 2.5 including the Buyer’s obligations to return documents to the Sellers; (ii) Subsection 2.3.3; (iii) this Section 10.14; and, (iv) such other provisions (such as those in Section 3.1.3, and Section 6.6 relating to return of the Second Deposit following termination) the survival of which following termination are necessary to give practical effect thereto or which are expressly stated to survive termination. For greater certainty, it is confirmed that termination of this Agreement does not, for the purposes of this Section 10.14, include the Closing of this Agreement and that Section 10.12 governs the survival of provisions of this Agreement after the Closing.

10.15 No Registration of Agreement

The Buyer shall not register this Agreement or any notice of this Agreement on title to the Owned Lands.

10.16 Electronic Registration

The parties acknowledge that the electronic registration system (hereinafter referred to as the “Teraview Electronic Registration System” or “TERS”) is operative on a mandatory basis in the Toronto Land Registry Office and the following provisions shall prevail:

10.16.1 The Buyer’s Solicitors and the Sellers’ Solicitors shall each be obliged to be authorized TERS users and in good standing with the Law Society of Ontario, and they are hereby authorized by the parties hereto to enter into a document registration agreement in the form amended by the Real Estate Liaison Group in March 2021, and posted on the Law Society of Ontario website on June 10, 2021 or any successor version thereto (hereinafter referred to as the “DRA”), together with the additional requirement that the registering solicitor shall also be obliged to provide the non-registering solicitor with a copy of the registration report printed by TERS upon the registration of the electronic documents, as evidence of the registration thereof, within one (1) Business Day of the Closing Date. It is understood and agreed that the DRA shall outline or establish the procedures and timing for completing this transaction electronically, and shall be executed by both the Sellers’ Solicitors and the Buyer’s Solicitors and exchanged by courier, e-mail or fax between said solicitors (such that each solicitor has a photocopy, PDF or faxed copy of the DRA duly executed by both solicitors) by no later than one (1) Business Day before the Closing Date.

10.16.2 The delivery and exchange of Closing Documents and the Balance and the release thereof to the Sellers and the Buyer, as the case may be:

10.16.2.1 shall not occur contemporaneously with the registration of the Transfer/Deed of Land and other Closing Documents, if any, to be registered electronically; and

10.16.2.2 shall be governed by the DRA, pursuant to which the solicitor receiving any Closing Documents or the Balance will be required to hold same in escrow, and will not be entitled to release same except in strict accordance with the provisions of the DRA.

10.16.3 Notwithstanding anything contained in this Agreement or in the DRA to the contrary, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been validly made by either party (the “Tendering Party”) upon the other party (the “Receiving Party”) when the solicitor for the Tendering Party has: (i) delivered all applicable Closing Documents and funds by wire transfer pursuant to the large value transfer system to the Receiving Party’s solicitor in accordance with the provisions of the DRA; (ii) advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the transaction in accordance with the terms and provisions of this Agreement; and (iii) completed all steps required by TERS to complete this transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor, and specifically when the Tendering Party’s solicitor has electronically “signed” the Transfer/Deed of Land for completeness and granted “access” to the Receiving Party’s solicitor (but without the Tendering Party’s solicitor releasing the Transfer/Deed of Land for registration by the Receiving Party’s solicitor), without the necessity of personally attending upon the Receiving Party or the Receiving Party’s solicitor with the documents and/or funds, and without any requirement to have an independent witness evidencing the foregoing.

10.17 Cooperation with Buyer’s Auditors and SEC Filing Requirements.

10.17.1 From and after the Acceptance Date through and including seventy five (75) days after the Closing Date, Seller shall provide to the Buyer (at the Buyer’s expense) copies of, or shall provide the Buyer access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish the Buyer with such additional information concerning the same as the Buyer shall reasonably request and which is in the possession and/or control of the Sellers, or any of its affiliates, agents, or accountants, to enable the Buyer or its assignee, and each of their respective Affiliates, to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (SEC). At Buyer’s sole cost and expense, the Sellers shall allow the Buyer’s auditor (BDO, CohnReznick LLP or any successor auditor selected by the Buyer) to conduct an audit of the income statements of the Owned Lands and Buildings for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to the Sellers) with the Buyer’s auditor in the conduct of such audit. In addition, the Sellers agree to provide to the Buyer’s auditor a letter of representation substantially in the form attached hereto as Schedule 10.17 (the Representation Letter), and, if requested by such auditor, historical financial statements for the Owned Lands and

Buildings, including income and balance sheet data for the Owned Lands and Buildings, whether required before or after Closing. Without limiting the foregoing: (i) the Buyer or its auditor may audit Seller’s operating statements of the Owned Lands and Buildings, at the Buyer’s expense, and the Sellers shall provide such documentation as the Buyer or its auditor may reasonably request in order to complete such audit; and (ii) the Sellers shall furnish to the Buyer such financial and other information as may be reasonably required by the Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of the Sellers shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, the Sellers, or its agents and accountants, at no cost to the Sellers, and in the format that the Sellers (or its agents or accountants) have maintained such information; and (iii) the Sellers and the Buyer acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by the Sellers to the Buyers pursuant to the terms and provisions of this Agreement or to expose the Sellers to any risk of liability to third parties. The Buyer shall and hereby covenants and agrees to indemnify the Sellers from any and all liability and Claims relating to, arising from, or resulting from the foregoing, including any audits, financial statements, filings, the Representation Letter and liability to third parties resulting from any materials provided by the Sellers pursuant to this Section 10.17, save and except where any such liability or Claims arise from the intentional misrepresentation and/or fraud of the Sellers. The Buyer acknowledges that all financial statements of the Sellers are unaudited and are prepared using Canadian accounting principles and any materials provided by the Sellers pursuant to this Section 10.17 will not comply with the requirements of U.S. GAAP. The provisions of this Section 10.17 shall survive Closing.

10.18 Solicitors as Agents and Tender

Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Buyer’s Solicitors on behalf of the Buyer and by the Sellers’ Solicitors on behalf of the Sellers and any tender of Buyer’s Closing Documents and Sellers’ Closing Documents and the Balance may be made upon the Sellers’ Solicitors and the Buyer’s Solicitors, as the case may be.

10.19 Planning Act

This Agreement shall be effective to create an interest in the Buildings or Lands for the Buyer only if Part VI of the Planning Act (Ontario) is complied with prior to Closing or if a court orders the completion of the Transaction notwithstanding what would otherwise be non-compliance with Part VI of the Planning Act (Ontario).

10.20 Real Estate Broker and Real Estate Commissions

The Buyer acknowledges that:

a) the Sellers’ Real Estate Broker is acting solely for the Sellers in connection with the within transaction and has not assumed any duty to the Buyer;

b) the Buyer has relied solely on its own investigations and the Sellers’ representations and warranties in this Agreement in making its purchase decision; and

c) the Sellers’ Real Estate Broker is intended to be a third party beneficiary of the foregoing acknowledgement by the Buyer in this Agreement even though it is not a signatory hereto.

The Sellers shall be solely responsible to pay the commission or fee payable to the Sellers’ Real Estate Broker. The Buyer represents and warrants that it has not retained any broker in connection with the Transaction. This Section 10.20 shall survive the Closing.

10.21 Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to Canadian currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in Canadian currency.

10.22 No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, no rule of interpretation favouring one Party over another based on authorship will apply.

10.23 Sellers – Joint and Several

Each of the Sellers hereby confirms, acknowledges and agrees that, unless expressly provided otherwise to the contrary in this Agreement, all covenants, representations, warranties and/or indemnities by a Seller pursuant to this Agreement shall be deemed to be covenants, representations, warranties and/or indemnities by each of the Sellers, on a joint and several basis.

10.24 Acknowledgement

Each Party acknowledges that it has received independent legal advice from its own lawyer[s] with respect to the terms of this Agreement before its execution and it has read this Agreement, understands it, and agrees to be bound by its terms and conditions.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

421370 Ontario inc.

Per: /s/ Susan Greer

Name: Susan Greer
Title: Vice President

lock & walk inc.

Per: /s/ Susan Greer

Name: Susan Greer
Title: Vice President

SST II ACQUISITIONS, LLC

Per: /s/ H. Michael Schwartz

Name: H. Michael Schwartz
Title: Chief Executive Officer

52485223\10